Exhibit 99.1

ChemoCentryx Reports Third Quarter 2021 Financial Results and Recent Highlights

— U.S. Food & Drug Administration (FDA) approves TAVNEOSTM (avacopan) in ANCA-Associated Vasculitis in October –

— TAVNEOS now launched in the U.S. —

— TAVNEOS approved also in Japan; European CHMP opinion expected this month —

— Pipeline advances: Company intends to meet with FDA on path for TAVNEOS in C3 Glomerulopathy (C3G) and Hidradenitis Suppurativa (HS); plans to initiate clinical development of TAVNEOS in Lupus Nephritis (LN) in 2022 —

— Clinical development underway of next generation orally-administered immune checkpoint inhibitor CCX559 —

— $372 million in cash and investments at September 30, 2021 —

— Conference call today at 5:00 p.m. Eastern Time —

SAN CARLOS, Calif., November 9, 2021 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the third quarter ended September 30, 2021 and provided an overview of recent corporate highlights.

“TAVNEOS is approved and now launched in the U.S.,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “With these events, we have begun at last to achieve two of our most foundational aspirations: first, to improve the lives of patients’ who endure with severe disease, and second, to become an integrated biopharmaceutical company which has discovered, developed, and now markets a drug of its own creation. We hope too that the approval of TAVNEOS marks only the beginning of our promise to people living with major unmet medical needs. Our intent is to proceed now with discussions with regulators on how best to move forward TAVNEOS programs in C3G and HS, and we plan to initiate clinical development of TAVNEOS in lupus nephritis this coming year as well. Let’s also remember that our orally administered checkpoint inhibitor CCX559 is now in development for the treatment of cancer. I like to think we have important goals for patients, and a pipeline to match.”

Key Highlights and Recent Developments

•

In October the Company announced FDA approval of TAVNEOS (avacopan) as an adjunctive treatment in adult patients with severe active ANCA-associated vasculitis (or ANCA vasculitis), specifically granulomatosis with polyangiitis (GPA) and microscopic polyangiitis (MPA) (the two main forms of ANCA vasculitis), in combination with standard therapy. TAVNEOS is the first orally-administered inhibitor of the complement 5a receptor to be approved by the FDA.

•	The Company launched TAVNEOS in the United States in October.

•	ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize TAVNEOS in markets outside of the United States:

o

In September the Company announced that Kissei Pharmaceutical Co., Ltd. (a sub-licensee of Vifor Pharma) had received approval from the Japanese Ministry of Health, Labor, and Welfare (MHLW) to market TAVNEOS in Japan for the treatment of patients with microscopic polyangiitis (MPA) and granulomatosis with polyangiitis (GPA), the two main forms of ANCA vasculitis.

o	In November a regulatory opinion is expected in Europe on the use of TAVNEOS in ANCA-associated vasculitis from the Committee for Human Medicinal Products (CHMP).

•

Data regarding TAVNEOS were presented at the annual meetings of the American College of Rheumatology and the American Society of Nephrology in November. Outcomes from the ADVOCATE trial in ANCA vasculitis demonstrated improvements in kidney function and health-related quality of life in the TAVNEOS group. Also, 52-week results from the ACCOLADE trial in C3G were presented; demonstrating attenuated progression of fibrosis (scarring) in the kidney was evident in the group of patients receiving TAVNEOS in the trial.

•

The Company plans to meet with the FDA to discuss the Phase III development of TAVNEOS in patients with Hurley Stage 3 (severe) Hidradenitis Suppurativa (HS) with the goal of initiating a Phase III clinical trial in those patients. In the Phase II AURORA trial, TAVNEOS demonstrated a statistically significant higher response than placebo in a pre-specified subgroup of Hurley Stage 3 patients, which will further guide clinical development.

•

The Company also plans a meeting with the FDA to discuss evidence of clinical benefit from the ACCOLADE trial of TAVNEOS in the very rare disorder C3 Glomerulopathy (C3G), for which there are no FDA approved therapies. In the ACCOLADE trial, TAVNEOS demonstrated statistically significant improvement in renal function as measured by pre-specified secondary endpoints of estimated Glomerular Filtration Rate (eGFR) and also improvement in the pre-specified endpoint of C3G Histology Index (HI) Disease Chronicity score (a measure of fibrotic progression), compared to placebo over 26 weeks of blinded treatment, though not a statistically significant improvement in the primary endpoint of the C3G HI Disease Activity Score (a measure of active inflammation). TAVNEOS was well tolerated in C3G patients.

•	The Company plans to initiate clinical development of TAVNEOS in patients with lupus nephritis in mid- 2022.

•

The Company continues to progress its Phase I clinical development of CCX559, a novel, orally-administered, PD-1/PD-L1 checkpoint inhibitor. As a next generation therapy, small molecule checkpoint inhibitors may have advantageous properties compared to approved monoclonal antibodies, such as better penetration into solid tumors, reduced immunogenicity, lack of Fc-mediated side effects, and the convenience of oral administration.

•	The Company ended Q3 with cash, cash equivalents and investments of approximately $372 million at September 30, 2021.

Third Quarter 2021 Financial Results

Revenue was $17.7 million for the third quarter of 2021, compared to $5.1 million for the same period in 2020. The increase in revenue from 2020 to 2021 was attributable to the $20.0 million milestone from Vifor for the September 2021 JNDA approval by the MHLW, for TAVNEOS in the treatment of ANCA vasculitis.

Research and development expenses were $20.0 million for the third quarter of 2021, compared to $18.6 million for the same period in 2020. The increase from 2020 to 2021 was primarily due to the manufacture of commercial drug supply in anticipation of the launch of TAVNEOS in the treatment of ANCA vasculitis and higher Phase I related expenses associated with the development of CCX559, our orally-administered small molecule checkpoint (PD-1/PD-L1) inhibitor. These increases were partially offset by lower Phase II related expenses due to the completion of the TAVNEOS AURORA Phase IIb clinical trial in patients with HS.

General and administrative expenses were $19.6 million for the third quarter of 2021, compared to $10.4 million for the same period in 2020. The increase from 2020 to 2021 was principally due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net loss for the third quarter of 2021 was $22.3 million, compared to net loss of $24.1 million for the same period in 2020.

Total shares outstanding at September 30, 2021 were approximately 69.9 million shares.

Cash, cash equivalents and investments totaled $371.5 million at September 30, 2021. The Company expects to end the year with cash, cash equivalents and investments in excess of $360 million.

Conference Call and Webcast

The Company will host a conference call and webcast today, November 9, 2021 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 7270887. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

INDICATION

TAVNEOS (avacopan) is indicated as an adjunctive treatment of adult patients with severe active anti-neutrophil cytoplasmic autoantibody (ANCA)-associated vasculitis (granulomatosis with polyangiitis [GPA] and microscopic polyangiitis [MPA]) in combination with standard therapy including glucocorticoids. TAVNEOS does not eliminate glucocorticoid use.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

Serious hypersensitivity to avacopan or to any of the excipients

WARNINGS AND PRECAUTIONS

Hepatotoxicity: Serious cases of hepatic injury have been observed in patients taking TAVNEOS, including life-threatening events. Obtain liver test panel before initiating TAVNEOS, every 4 weeks after start of therapy for six months and as clinically indicated thereafter. Monitor patients closely for hepatic adverse reactions, and consider pausing or discontinuing treatment as clinically indicated (refer to section 5.1 of the Prescribing Information). TAVNEOS is not recommended for patients with active, untreated and/or uncontrolled chronic liver disease (e.g., chronic active hepatitis B, untreated hepatitis C, uncontrolled autoimmune hepatitis) and cirrhosis. Consider the risk and benefit before administering this drug to a patient with liver disease.

Serious Hypersensitivity Reactions: Cases of angioedema occurred in a clinical trial, including one serious event requiring hospitalization. Discontinue immediately if angioedema occurs and manage accordingly. TAVNEOS must not be re-administered unless another cause has been established.

Hepatitis B Virus (HBV) Reactivation: Hepatitis B reactivation, including life threatening hepatitis B, was observed in the clinical program. Screen patients for HBV. For patients with evidence of prior infection, consult with physicians with expertise in HBV and monitor during TAVNEOS therapy and for six months following. If patients develop HBV reactivation, immediately discontinue TAVNEOS and concomitant therapies associated with HBV reactivation, and consult with experts before resuming.

Serious Infections: Serious infections, including fatal infections, have been reported in patients receiving TAVNEOS. The most common serious infections reported in TAVNEOS group were pneumonia and urinary tract infections. Avoid use of TAVNEOS in patients with active, serious infection, including localized infections. Consider the risks and benefits before initiating TAVNEOS in patients with chronic infection, at increased risk of infection or who have been to places where certain infections are common.

ADVERSE REACTIONS

The most common adverse reactions (≥5% of patients and higher in the TAVNEOS group vs. prednisone group) were: nausea, headache, hypertension, diarrhea, vomiting, rash, fatigue, upper abdominal pain, dizziness, blood creatinine increased, and paresthesia.

DRUG INTERACTIONS

Avoid coadministration of TAVNEOS with strong and moderate CYP3A4 enzyme inducers. Reduce TAVNEOS dose when co-administered with strong CYP3A4 enzyme inhibitors to 30 mg once daily. Monitor for adverse reactions and consider dose reduction of certain sensitive CYP3A4 substrates.

Please see Full Prescribing Information and Medication Guide for TAVNEOS.

About TAVNEOSTM (avacopan)

TAVNEOS (avacopan), approved by the FDA as an adjunctive treatment of ANCA-associated vasculitis, is a first-in-class, orally-administered small molecule that employs a novel, highly targeted mode of action in complement-driven autoimmune and inflammatory diseases. While the precise mechanism in ANCA vasculitis has not been definitively established, TAVNEOS, by blocking the complement 5a receptor (C5aR) for the pro-inflammatory complement system fragment known as C5a on destructive inflammatory cells such as blood neutrophils, is presumed to arrest the ability of those cells to do damage in response to C5a activation, which is known to be the driver of ANCA vasculitis. TAVNEOS’s selective inhibition of only the C5aR is believed to leave the beneficial C5a pathway through the C5L2 receptor functioning normally.

ChemoCentryx is also developing TAVNEOS for the treatment of patients with C3 glomerulopathy (C3G), hidradenitis suppurativa (HS) and Lupus Nephritis (LN). The U.S. Food and Drug Administration granted TAVNEOS orphan drug designation for ANCA-associated vasculitis and C3G. The European Commission has granted orphan medicinal product designation for TAVNEOS for the treatment of two forms of ANCA-associated vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. TAVNEOS has not been approved for indications discussed as in development, and the safety and efficacy of TAVNEOS for those uses has not been established.

About ANCA-Associated Vasculitis

ANCA-associated vasculitis is a systemic disease in which over-activation of the complement pathway further activates neutrophils, leading to inflammation and destruction of small blood vessels. This results in organ damage and failure, with the kidney as the major target, and is fatal if not treated. Currently, treatment for ANCA-associated vasculitis consists of courses of non-specific immuno-suppressants (cyclophosphamide or rituximab), combined with the administration of daily glucocorticoids (steroids) for prolonged periods of time, which can be associated with significant clinical risk including death from infection.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company commercializing and developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. In the United States, ChemoCentryx markets TAVNEOSTM (avacopan), the first approved orally-administered inhibitor of the complement 5a receptor as an adjunctive treatment for adult patients with severe active ANCA-associated vasculitis. TAVNEOS is also in late-stage clinical development for the treatment of severe Hidradenitis Suppurativa and C3 glomerulopathy (C3G). Additionally, ChemoCentryx has early-stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer. For more information visit www.chemocentryx.com

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, including whether the MAA for TAVNEOS will be approved in Europe, whether a development path forward will be established for TAVENOS in the treatment of C3G and severe HS, the timing of initiating Phase II clinical development of TAVNEOS in the treatment of lupus nephritis, whether TAVNEOS will be shown to be effective in the treatment of Hurley Stage 3 (severe) HS and C3G, whether the Company’s drug candidates, including CCX559, will be shown to be effective in ongoing or future clinical trials and whether the Company’s year-end 2021 cash, cash equivalents and investments will fall within the projected range. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Burns McClellan

Lee Roth

212.213.0006

lroth@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)
Condensed Consolidated Statements of Operations Data:
Revenue:
Collaboration and license revenue from related party	$17,691	$5,027	$29,613	$60,165
Grant revenue	52	58	296	368

Total revenue	17,743	5,085	29,909	60,533
Operating expenses:
Research and development	19,948	18,582	64,219	56,655
General and administrative	19,598	10,362	55,558	29,474

Total operating expenses	39,546	28,944	119,777	86,129

Loss from operations	(21,803)	(23,859)	(89,868)	(25,596)
Total other (expense) income, net	(504)	(201)	(1,359)	116

Net Loss	$(22,307)	$(24,060)	$(91,227)	$(25,480)

Basic and diluted net loss per common share	$(0.32)	$(0.35)	$(1.31)	$(0.40)

Shares used to compute basic and diluted net loss per common share	69,894	68,922	69,764	64,500

	September 30,	December 31,
	2021	2020
	(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$371,457	$460,370
Accounts receivable	20,057	169
Working capital	233,354	390,012
Total assets	454,845	518,899
Long-term debt, net	23,573	24,401
Accumulated deficit	(576,569)	(485,342)
Total stockholders’ equity	315,894	385,613